EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
AMERICAN MEDIA, INC., et al.,[1]	)	Case No. 10-16140 (MG)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ AMENDED JOINT PREPACKAGED PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated: December 15, 2010

[1]

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: American Media, Inc. (3383); American Media Operations, Inc. (4424); American Media Consumer Entertainment, Inc. (3852); American Media Consumer Magazine Group, Inc. (3863); American Media Distribution & Marketing Group, Inc. (3860); American Media Mini Mags, Inc. (3854); American Media Newspaper Group, Inc. (3864); American Media Property Group, Inc. (4153); Country Music Media Group, Inc. (2019); Distribution Services, Inc. (1185); Globe Communications Corp. (2593); Globe Editorial, Inc. (3859); Mira! Editorial, Inc. (3841); National Enquirer, Inc. (4097); National Examiner, Inc. (3855); Star Editorial, Inc. (9233); and Weider Publications, LLC (1848). The address for all Debtors is 1000 American Media Way, Boca Raton, FL, 33464.

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Rules of Interpretation	11
1.3	Computation of Time	12
1.4	Governing Law	12
1.5	References to Monetary Figures	12
1.6	Reference to Debtors or Reorganized Debtors	12

SECTION 2. ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS		12
2.1	Administrative Expense Claims	12
2.2	Professional Compensation and Reimbursement Claims	13
2.3	Priority Tax Claims	13

SECTION 3. CLASSIFICATION OF CLAIMS AND INTERESTS		13

SECTION 4. TREATMENT OF CLAIMS AND INTERESTS		14
4.1	Priority Non-Tax Claims (Class 1)	14
4.2	Term Facility Claims (Class 2)	14
4.3	Revolver Claims (Class 3)	15
4.4	Other Secured Claims (Class 4)	16
4.5	PIK Notes Claims (Class 5)	16
4.6	Subordinated Notes Claims (Class 6)	16
4.7	2011 Notes Claims (Class 7)	17
4.8	General Unsecured Claims (Class 8)	17
4.9	Intercompany Claims (Class 9)	17
4.10	Interests in AMI (Class 10)	18

SECTION 5. MEANS FOR IMPLEMENTATION		18
5.1	Substantive Consolidation of Debtors for Plan Purposes Only	18
5.2	Corporate Action	18
5.3	Distribution of New Second Lien Financing	21
5.4	Offer to Purchase New Second Lien Notes	21
5.5	Issuance of New Common Stock and New Preferred Stock, if Applicable	22
5.6	Merger/Dissolution/Consolidation	22
5.7	Cancellation of Existing Securities and Agreements	23
5.8	Surrender of Existing Securities	23
5.9	Equity Incentive Plan	23
5.10	Director Severance Plan	23
5.11	Cancellation of Liens	24
5.12	Compromise of Controversies	24
5.13	Stockholders Agreement	24
5.14	Listing of New Common Stock and Transfer Restrictions	24
5.15	Exemption from Securities Laws	25
5.16	Exemption from Transfer Taxes	25
5.17	D&O Insurance Policy	26

i

SECTION 6. DISTRIBUTIONS		26
6.1	Voting of Claims	26
6.2	Cramdown and No Unfair Discrimination	26
6.3	Distribution Record Date	26
6.4	Date of Distributions	27
6.5	Sources of Cash for Distributions	27
6.6	Disbursement Agent	27
6.7	Rights and Powers of the Disbursement Agent	27
6.8	Expenses of the Disbursement Agent	27
6.9	Delivery of Distributions	27
6.10	Manner of Payment Under Plan	29
6.11	No Fractional Shares of New Common Stock or New Preferred Stock, if Any	30
6.12	Setoffs and Recoupment	30
6.13	Distributions After Effective Date	30
6.14	Cash Distributions	30
6.15	Allocation of Distributions Between Principal and Interest	30
6.16	No Postpetition Interest on Claims	30

SECTION 7. PROCEDURES FOR DISPUTED CLAIMS		31
7.1	Disputed Claims/Process	31
7.2	Objections to Claims	31
7.3	Estimation of Claims	31
7.4	No Distributions Pending Allowance	31
7.5	Distributions After Allowance	32
7.6	Preservation of Claims and Rights to Settle Claims	32

SECTION 8. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		32
8.1	Assumption and Rejection of Contracts and Leases	32
8.2	Cure of Defaults	33
8.3	Rejection Claims	33
8.4	Survival of the Debtors’ Indemnification Obligations	33
8.5	Survival of Management Agreements and Other Employment Arrangements	34
8.6	Insurance Policies	34

SECTION 9. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		34
9.1	Conditions Precedent to the Effective Date	34
9.2	Waiver of Conditions Precedent	35
9.3	Effect of Failure of Conditions	35

SECTION 10. EFFECT OF CONFIRMATION		35
10.1	Vesting of Assets	35
10.2	Binding Effect	36
10.3	Discharge of the Debtors	36
10.4	Exculpation	36
10.5	Term of Injunctions or Stays	37

ii

10.6	Injunction Against Interference with Plan	37
10.7	Releases by the Debtors	37
10.8	Releases by the Holders of Claims and Interests	38
10.9	Preservation of Claims	40
10.10	Reservation of Rights	40
10.11	Plan Supplement	40
10.12	Plan Financing Supplement	40

SECTION 11. RETENTION OF JURISDICTION		41

SECTION 12. MISCELLANEOUS PROVISIONS		42
12.1	Payment of Statutory Fees	42
12.2	Payment of Indenture Trustee Fee Claims	42
12.3	Dissolution of Statutory Committees and Cessation of Fee and Expense Payment	43
12.4	Substantial Consummation	43
12.5	Determination of Tax Filings and Taxes	43
12.6	Amendments	43
12.7	Effectuating Documents and Further Transactions	44
12.8	Revocation or Withdrawal of the Plan	44
12.9	Severability	44
12.10	Schedules and Exhibits Incorporated	44
12.11	Solicitation of the Plan	44
12.12	Governing Law	45
12.13	Compliance with Tax Requirements	45
12.14	Conflict between Plan, Disclosure Statement and Plan Supplement Documents	45
12.15	Notices	46

iii

American Media, Inc., American Media Operations, Inc. and the Debtor Subsidiaries2 in the above-captioned Chapter 11 Cases propose this amended joint prepackaged plan of reorganization (the “Plan”) pursuant to section 1121(a) of title 11 of the Bankruptcy Code.

Holders of Claims against and Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information and forecasts of future operations, as well as a summary of the Plan.

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions.

The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1. 2009 Credit Agreement means that certain Amended and Restated Credit Agreement dated as of January 30, 2006, as amended and restated as of December 31, 2008 and as may be further amended from time to time, among AMI, AMO, the Administrative Agent and the other parties thereto.

2. 2011 Notes means the 8 7/8% notes issued by AMO pursuant to the 2011 Notes Indenture.

3. 2011 Notes Claims means any Claim arising under the 2011 Notes Indenture, which Claims include, but are not limited to, principal and interest as of the Petition Date and, if applicable, postpetition interest.

4. 2011 Notes Indenture means that certain Indenture dated as of January 23, 2003 among AMO, the 2011 Notes Indenture Trustee and other parties thereto, as well as any guarantees and other documents entered in connection therewith, as may be amended from time to time.

5. 2011 Notes Indenture Trustee means HSBC Bank USA, National Association and/or its duly appointed successor, in its capacity as indenture trustee under the 2011 Notes Indenture.

6. Additional Shares has the meaning ascribed to it in Section 5.4.

7. Administrative Agent means JPMorgan Chase Bank, N.A.

8. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases Allowed under and in accordance with, as applicable, Bankruptcy Code sections 330, 503(b), 507(a)(2) and 507(b), including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ Estates or

[2]	Capitalized terms used herein shall have the meanings ascribed to them in Section 1.1.

operating the Debtors’ businesses, (b) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Chapter 11 Cases, and (c) any compensation for professional services rendered and reimbursement of expenses incurred by a professional retained by order of the Bankruptcy Court or otherwise allowed pursuant to Bankruptcy Code section 503(b).

9. Affiliate has the meaning set forth in Bankruptcy Code section 101(2).

10. Allowed means, with reference to any Claim, (a) any Claim arising on or before the Effective Date (i) as to which no objection to allowance has been interposed in accordance with Section 7.2 hereof or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder, (b) any Claim as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim expressly Allowed hereunder.

11. AMI means American Media, Inc., a Delaware corporation.

12. AMO means American Media Operations, Inc., a Delaware corporation.

13. Angelo Gordon means Angelo Gordon & Co., L.P., along with its affiliates and subsidiaries.

14. Avenue means Avenue Capital Group, along with its affiliates and subsidiaries.

15. Backstop Agreement means that certain agreement dated as of October 30, 2010 among the Backstop Parties, AMI and AMO.

16. Backstop Commitment has the meaning ascribed to it in Section 5.4.

17. Backstop Parties means Avenue and Angelo Gordon.

18. Backstop Percentage Interest has the meaning ascribed to it in Section 5.4.

19. Backstop Shares has the meaning ascribed to it in Section 5.4.

20. Bankruptcy Code means title 11 of the United States Code, as amended from time to time.

21. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the order of the United States District Court for the Southern District of New York, the United States District Court for the Southern District of New York.

22. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code, as well as the general, local and chambers rules of the Bankruptcy Court.

23. Business Day means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

24. Cash means legal tender of the United States of America.

25. Chapter 11 Cases means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court under Case No. 10- [ ].

26. Claim has the meaning set forth in Bankruptcy Code section 101(5).

27. Class means any group of substantially similar Claims or Interests classified by the Plan pursuant to Bankruptcy Code sections 1122 and 1123(a)(1).

28. Class 6 Distribution Pool means the pool of New Common Stock representing 98% of all New Common Stock outstanding on the Effective Date (which represents the pro rata portion that Class 6 represents of the aggregate amount of Allowed Claims in Class 6 and Class 7), subject to dilution for the Equity Incentive Plan and the Backstop Shares (provided, however, that no Backstop Party’s share of the Class 6 Distribution Pool shall be diluted by the Backstop Shares), from which distributions shall be made to the Holders of Allowed Subordinated Notes Claims.

29. Class 7 Distribution Pool means the pool of New Common Stock representing 2% of all New Common Stock outstanding on the Effective Date (which represents the pro rata portion that Class 7 represents of the aggregate amount of Allowed Claims in Class 6 and Class 7), subject to dilution for the Equity Incentive Plan and the Backstop Shares (provided, however, that no Backstop Party’s share of the Class 7 Distribution Pool shall be diluted by the Backstop Shares), from which distributions shall be made to the Holders of Allowed 2011 Notes Claims.

30. Collateral means any property or interest in property of the Estate of any Debtor subject to a lien, charge or other encumbrance to secure the payment or performance of a Claim, which lien, charge or other encumbrance is neither subject to avoidance nor otherwise invalid under the Bankruptcy Code or applicable state law.

31. Committee means that certain ad hoc committee comprised of certain Holders of Subordinated Notes and PIK Notes.

32. Confirmation Date means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

33. Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

34. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

35. Consummation means the occurrence of the Effective Date.

36. D&O Insurance Policy shall be as described in Section 5.17.

37. Debtors means AMI, AMO and their Debtor Subsidiaries.

38. Debtor Subsidiaries means any of American Media Consumer Entertainment, Inc.; American Media Consumer Magazine Group, Inc.; American Media Distribution & Marketing Group, Inc.; American Media Mini Mags, Inc.; American Media Newspaper Group, Inc.; American Media Property Group, Inc.; Country Music Media Group, Inc.; Distribution Services, Inc.; Globe Communications Corp.; Globe Editorial, Inc.; Mira! Editorial, Inc.; National Enquirer, Inc.; National Examiner, Inc.; Star Editorial, Inc.; and Weider Publications, LLC.

39. Director Severance Plan shall be as described in Section 5.10.

40. Disbursement Agent means any Entity (including any applicable Debtor if it acts in such capacity) in its capacity as a Disbursement Agent under Sections 6.6, 6.7, and 6.9 hereof.

41. Disclosure Statement means that certain Disclosure Statement Relating to the Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 30, 2010, including, without limitation, all exhibits and schedules thereto and references therein, as the same may be amended, supplemented or otherwise modified from time to time.

42. Disputed means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed. A Claim or Administrative Expense Claim that is Disputed as to its amount shall not be Allowed in any amount for purposes of distribution until it is no longer a Disputed Claim.

43. Distribution Record Date means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Effective Date.

44. Effective Date means the Business Day on or after the Confirmation Date specified by the Debtors on which (a) no stay of the Confirmation Order is in effect and (b) the conditions to the effectiveness of the Plan specified in Section 9 hereof have been satisfied or waived.

45. Emergence Incentive Plan means that incentive plan which will provide for the payment of Cash bonuses to certain of the Debtors’ key employees, the material terms of which shall be filed in connection with the Plan Supplement.

46. Entity means an entity as such term is defined in Bankruptcy Code section 101(15).

47. Equity Incentive Plan has the meaning ascribed to it in Section 5.9.

48. Escrow Issuer means AMO Escrow Corporation, a new non-Debtor Delaware company.

49. Escrow Motion has the meaning ascribed to it in Section 5.2(e).

50. Estate means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to Bankruptcy Code section 541.

51. Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court that has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied, or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and (ii) the time to take any further appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion pursuant to Bankruptcy Code section 502(j) or 1144 or under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a “Final Order.”

52. General Unsecured Claims means any Claim against any of the Debtors that (a) is not an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Term Facility Claim, Revolver Claim, Other Secured Claim, PIK Notes Claim, Subordinated Notes Claim, 2011 Notes Claim, or Intercompany Claim or (b) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

53. Holder means any Person or Entity holding a Claim or an Interest.

54. Indenture Trustees means, collectively, the PIK Notes Indenture Trustee, the Subordinated Notes Indenture Trustee, and the 2011 Notes Indenture Trustee, and their respective directors, officers, partners, members, representatives, employees and professional advisors.

55. Indentures means, collectively, the PIK Notes Indenture, the Subordinated Notes Indenture and the 2011 Notes Indenture.

56. Initial Percentage Ownership means, with respect to any Backstop Party, the fraction, expressed as a percentage, the numerator of which is the total number of shares of New Common Stock held by such Backstop Party and the denominator of which is the total number of shares of New Common Stock issued and outstanding held by all stockholders of Reorganized AMI, in each case, immediately after the Effective Date but excluding the issuance of any Initial Shares or Additional Shares.

57. Initial Shares has the meaning ascribed to it in Section 5.4.

58. Insurance Amount has the meaning ascribed to it in Section 5.17.

59. Intercompany Claims means any Claim held by (i) a Debtor against another Debtor or (ii) a non-Debtor subsidiary against a Debtor.

60. Intercreditor Agreements means the following agreements: (i) that certain agreement to be entered into between the Reorganized Debtors, the New First Lien Holders, and the New Second Lien Holders (or their respective agents); and (ii) that certain agreement to be entered into between the Reorganized Debtors, the New Revolver Facility Lenders and the New First Lien Holders (or their respective agents), each to be dated as of the Effective Date.

61. Interests means any equity security in a Debtor as defined in Bankruptcy Code section 101(16), including all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto, including, without limitation, rights to purchase restricted stock or interests.

62. Management Agreements means the employment agreements with existing members of management.

63. New Boards means each board of directors appointed pursuant to Section 5.2(c) of the Plan.

64. New Common Stock means that number of common shares in the capital of Reorganized AMI authorized for issuance in accordance with the terms hereof on the Effective Date.

65. New First Lien Financing means the new first lien secured financing evidenced by the New First Lien Notes.

66. New First Lien Holders means the holders of the New First Lien Notes.

67. New First Lien Indenture means that certain Indenture, pursuant to which the New First Lien Notes are to be originally issued by Escrow Issuer prior to the Effective Date, the material terms of which will be filed in the Plan Financing Supplement, and a draft of which, in substantially final form, will be included in the Plan Supplement.

68. New First Lien Notes means those certain notes, in an aggregate principal amount of up to approximately $385 million, to be issued pursuant to the New First Lien Indenture.

69. New First Lien Notes Offering means that certain notes offering to raise the New First Lien Financing.

70. New LLC means that newly established non-Debtor Delaware company.

71. New PIK Notes means, if any, the notes issued pursuant to the New PIK Notes Indenture.

72. New PIK Notes Indenture means that certain Indenture, to be dated as of the Effective Date, pursuant to which the New PIK Notes (if any) are to be issued, the material terms of which will be filed in the Plan Financing Supplement, and a draft of which, in substantially final form, will be filed as part of the Plan Supplement, in either case only if the Debtors elect to issue New PIK Notes to Holders of PIK Notes Claims.

73. New Preferred Stock means, if any, that number of preferred shares in the capital of Reorganized AMI authorized for issuance in accordance with the terms hereof on the Effective Date, with the terms and conditions to be set forth in the New Preferred Stock Certificate of Designation.

74. New Preferred Stock Certificate of Designation means that certain certificate of designation setting forth the terms and conditions of the New Preferred Stock, if any, a draft of which, in substantially final form, will be included in the Plan Supplement, if the Debtors elect to issue New Preferred Stock to Holders of PIK Notes Claims.

75. New Revolver Facility means the revolver facility of approximately $40 million of aggregate commitments entered into pursuant to that certain New Revolver Facility Credit Agreement.

76. New Revolver Facility Credit Agreement means the first lien revolving credit facility agreement, to be dated as of the Effective Date, a draft of which, in substantially final form, will be filed as part of the Plan Supplement.

77. New Revolver Facility Lenders means the lenders party to the New Revolver Facility Credit Agreement.

78. New Second Lien Financing means the new second lien secured financing evidenced by the New Second Lien Notes.

79. New Second Lien Holders means the holders of the New Second Lien Notes.

80. New Second Lien Indenture means that certain Indenture, pursuant to which the New Second Lien Notes are to be issued, the material terms of which will be filed in the Plan Financing Supplement, and a draft of which, in substantially final form, will be included in the Plan Supplement.

81. New Second Lien Notes means those certain notes, in an aggregate principal amount of up to approximately $140 million, to be issued pursuant to the New Second Lien Indenture.

82. New Second Lien Notes Offering means that certain notes offering, if any, to raise New Second Lien Financing.

83. Notes Claims means, collectively, the 2011 Notes Claims, the Subordinated Notes Claims and the PIK Notes Claims.

84. Other Secured Claims means a Secured Claim other than a Term Facility Claim or a Revolver Claim.

85. Person has the meaning set forth in Bankruptcy Code section 101(41).

86. Petition Date means that date on which each of the respective Debtors commenced its Chapter 11 Case.

87. PIK Notes means the unsecured 9% senior PIK notes due 2013, issued pursuant to the PIK Notes Indenture.

88. PIK Notes Claims means any Claim arising under the PIK Notes Indenture, which Claims include, but are not limited to, principal and interest as of the Petition Date and, if applicable, postpetition interest.

89. PIK Notes Indenture means that certain Indenture dated as of January 20, 2009 among AMO, the PIK Notes Indenture Trustee and other parties thereto, as may be amended from time to time.

90. PIK Notes Indenture Trustee means Wilmington Trust FSB and/or its duly appointed successor, in its capacity as indenture trustee under the PIK Notes Indenture.

91. Plan means this joint prepackaged plan of reorganization, including the exhibits and schedules hereto and contained in the Plan Supplement and Plan Financing Supplement, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code.

92. Plan Financing Supplement means a supplemental appendix to the Plan, to be filed with the Bankruptcy Court on the Petition Date, or as soon thereafter as is practicable, that will contain the material terms of the New First Lien Indenture, the New Second Lien Indenture, and the New PIK Notes Indenture, if any.

93. Plan Supplement means a supplemental appendix to the Plan, to be filed with the Bankruptcy Court prior to the Confirmation Hearing, that will contain the draft forms of the Plan Supplement Documents to be entered into as of the Effective Date.

94. Plan Supplement Documents means the documents to be executed, delivered, assumed and/or performed in conjunction with the consummation of the Plan on the Effective Date including, but not limited to, the Restated Bylaws, the Restated Certificate of Incorporation, the Equity Incentive Plan, the Emergence Incentive Plan, the Director Severance Plan, the Intercreditor Agreements, the New Revolver Facility Credit Agreement, the New First Lien Indenture, the New Second Lien Indenture, any documents to be executed by the Escrow Issuer in connection with the New First Lien Notes Offering and New Second Lien Notes Offering, the Stockholders Agreement, and, to the extent applicable, the New PIK Notes Indenture and the New Preferred Stock Certificate of Designation. Except as otherwise provided herein, the Plan Supplement Documents must be reasonably acceptable to the Committee. Each of the Plan Supplement Documents to be entered into as of the Effective Date will be filed in draft form in the Plan Supplement.

95. Priority Non-Tax Claims means any Claim against any of the Debtors, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in Bankruptcy Code sections 507(a)(3), (4), (5), (6), (7) or (9).

96. Priority Tax Claims means any Claim of a governmental unit of the kind entitled to priority in payment as specified in Bankruptcy Code sections 502(i) and 507(a)(8).

97. pro rata means the proportion that (a) an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or (b) Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

98. Released Parties means (i) the Debtors and Reorganized Debtors; (ii) any direct or indirect shareholder of the Debtors, and such shareholder’s respective directors, officers, partners, members, representatives, employees, professional advisors, sub-advisors, managers, affiliated management companies and managing and executive directors; (iii) the current and former (in each case, as of the Effective Date) directors, officers, and employees, professional advisors, sub-advisors, managers, affiliated management companies, and managing and executive directors of the Debtors; (iv) the members of the Committee and their respective directors, officers, partners, members, representatives, employees, professional advisors, sub-advisors, managers, and managing and executive directors; (v) the Indenture Trustees and their respective directors, officers, partners, members, representatives, employees, and professional advisors; (vi) the Term Facility Lenders, the Revolver Lenders, the Administrative Agent, the collateral agent and other agents under the 2009 Credit Agreement and their respective directors, officers, partners, members, representatives, employees, and professional advisors; (vii) the New First Lien Notes Holders and the indenture trustee, the escrow agent and the collateral agent under the New First Lien Indenture, and their respective directors, officers, partners, members, representatives, employees and professional advisors; (viii) the New Second Lien Notes Holders and the indenture trustee, the escrow agent, and the collateral agent under the New Second Lien Indenture, and their respective directors, officers, partners, members, representatives, employees and professional advisors; (ix) the New Revolver Facility Lenders and the New Revolver Facility administrative agent and their respective directors, officers, partners, members, representatives, employees and professional advisors; (x) the Backstop Parties, and their respective directors, officers, partners, members, representatives, employees, and professional advisors; (xi) the indenture trustee under the New PIK Notes Indenture and the holders of the New PIK Notes, if any, and their respective directors, officers, partners, members, representatives, employees and professional advisors; (xii) Holders of New Common Stock and such Holder’s respective directors, officers, partners, members, representatives, employees, professional advisors, sub-advisors, managers, affiliated management companies and managing and executive directors; and (xiii) Holders of the New Preferred Stock, if any, and such Holder’s respective directors, officers, partners, members, representatives, employees, professional advisors, sub-advisors, managers, affiliated management companies and managing and executive directors.

99. Reorganized means, with respect to the Debtor Subsidiaries, any Debtor Subsidiaries or any successor(s) thereto, by merger, consolidation or otherwise, on or after the Effective Date.

100. Reorganized AMI means AMI and, after giving effect to the merger with AMO, AMO, or any successor(s) thereto, by merger, consolidation or otherwise, on or after the Effective Date.

101. Restated Bylaws means the amended and restated bylaws to be adopted by Reorganized AMI upon the Effective Date, substantially in the form to be included in the Plan Supplement.

102. Restated Certificate of Incorporation means the amended and restated certificate of incorporation to be adopted by Reorganized AMI and filed with the Secretary of State of Delaware prior to or on the Effective Date, substantially in the form to be included in the Plan Supplement.

103. Revolver Claims means any Claim arising under the revolving facility pursuant to the 2009 Credit Agreement.

104. Revolver Lenders means the lenders under the revolving facility pursuant to the 2009 Credit Agreement.

105. Secured Claims means a Claim to the extent (a) secured by a lien on Collateral, to the extent of the value of such Collateral (i) as set forth in the Plan, or (ii) as determined by a Final Order in accordance with Bankruptcy Code section 506(a), or (b) secured by the amount of any rights of setoff of the Holder thereof under Bankruptcy Code section 553.

106. Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

107. Stockholders Agreement means the agreement between creditors who receive New Common Stock pursuant to the Plan, substantially in the form to be included in the Plan Supplement.

108. Subordinated Notes means the unsecured 14% senior subordinated notes due 2013 issued by AMO pursuant to the Subordinated Notes Indenture.

109. Subordinated Notes Claims means any Claim arising from the Subordinated Notes Indenture which Claims include, but are not limited to, principal and interest as of the Petition Date and, if applicable, postpetition interest.

110. Subordinated Notes Indenture means that certain Indenture dated as of January 30, 2009 among AMO, the Subordinated Notes Indenture Trustee and other parties thereto, as well as any guarantees and other documents entered in connection therewith, as may be amended from time to time.

111. Subordinated Notes Indenture Trustee means U.S. Bank National Association, as successor to Wilmington Trust FSB.

112. Tax Code means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.

113. Term Facility means the amount outstanding of the term loan commitment under the 2009 Credit Agreement.

114. Term Facility Claims means any Claim arising under the Term Facility, which shall include, without limitation, any and all obligations of the Debtors under the Term Facility due and owing on the Effective Date.

115. Term Facility Lenders means the lenders under the Term Facility.

116. U.S. Trustee means the United States Trustee for the Southern District of New York.

1.2 Rules of Interpretation.

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule or exhibit, whether or not filed, having been filed or to be filed shall mean that document, schedule or exhibit, as it may thereafter be amended, modified or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement or the Plan Financing Supplement; (7) unless otherwise specified, the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in Bankruptcy Code section 102 shall apply; (11) all references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (13) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan, all without further Bankruptcy Court order; and (14) any reference to a document or any action to be approved or performed by the Committee shall, except as otherwise provided herein, mean the approval of the members of the Committee holding two-thirds in principal amount of the Subordinated Notes Claims held by the Committee.

1.3 Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

1.4 Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

1.5 References to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

1.6 Reference to Debtors or Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

SECTION 2. ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS

2.1 Administrative Expense Claims.

Except with respect to Administrative Expense Claims that are for professional compensation and except to the extent that a Holder of an Allowed Administrative Expense Claim and the applicable Debtor(s) agree to less favorable treatment with respect to such Claim, each Holder of an Allowed Administrative Expense Claim shall, in full satisfaction, release, and discharge of such Allowed Administrative Expense Claim, be paid in full, in Cash, on the latest of: (a) on or as soon as reasonably practicable after the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Expense Claim is Allowed; and (c) the date such Allowed Administrative Expense Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

2.2 Professional Compensation and Reimbursement Claims.

Except as provided in Section 2.1 hereof, all entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under Bankruptcy Code sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) shall (a) file, on or before the date that is forty-five (45) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred, and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim. The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval. The Reorganized Debtors shall pay all reasonable fees, costs and expenses of the Committee’s counsel incurred through and including the Confirmation Date without the need for approval by the Bankruptcy Court.

2.3 Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to different treatment, each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release and discharge of such Allowed Priority Tax Claim, (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date, or (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and owing under applicable nonbankruptcy law, or in the ordinary course of business.

SECTION 3. CLASSIFICATION OF CLAIMS AND INTERESTS

Pursuant to Bankruptcy Code section 1122, set forth below is a designation of Classes of Claims against and Interests in the Debtors. All Claims and Interests, except for Administrative Expense Claims and Priority Tax Claims, are classified in the Classes set forth in this Section 3. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released or otherwise satisfied before the Effective Date.

As discussed in greater detail in Section 5.1, the Plan is premised upon the substantive consolidation of AMI, AMO and the Debtor Subsidiaries for purposes of the Plan only. Accordingly, for purposes of the Plan, the assets and liabilities of AMI, AMO and the Debtor Subsidiaries are deemed assets and liabilities of a single, consolidated Entity.

The following chart summarizes the classification of Claims against, and Interests in, the Debtors:

Class	Designation	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

2	Term Facility Claims	Impaired	Yes

3	Revolver Claims	Unimpaired	No (deemed to accept)

4	Other Secured Claims	Unimpaired	No (deemed to accept)

5	PIK Notes Claims	Impaired	Yes

6	Subordinated Notes Claims	Impaired	Yes

7	2011 Notes Claims	Impaired	Yes

8	General Unsecured Claims	Unimpaired	No (deemed to accept)

9	Intercompany Claims	Impaired	No (deemed to accept)

10	Interests in AMI	Impaired	No (deemed to reject)

SECTION 4. TREATMENT OF CLAIMS AND INTERESTS

4.1 Priority Non-Tax Claims (Class 1).

(a) Impairment and Voting. Class 1 is unimpaired by the Plan. No Holder of an Allowed Priority Non-Tax Claim is entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b) Distributions. Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a different treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 1 Claim, each such Holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the applicable Debtor and the Holder of such Claim.

4.2 Term Facility Claims (Class 2).

(a) Impairment and Voting. Class 2 is impaired by the Plan. The Term Facility Claims shall be Allowed in the aggregate amount of (i) $445,675,713.80 (for the avoidance of doubt, such amount includes the principal amount outstanding, any prepayment penalties due and owing, and that portion of the deferred consent fee allocable to the Term Facility Claims), plus (ii) (a) all accrued and unpaid interest thereon (including all accrued and unpaid interest on any prepayment penalties due and owing and the deferred consent fee) at the non-default contract rate under the 2009 Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied and (b) all unpaid reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) of the Administrative Agent through and including the Effective Date, which fees and expenses shall be paid in full, in Cash. Each Holder of an Allowed Term Facility Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. On the Effective Date or as soon thereafter as is reasonably practicable, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 2 Claim, each Holder of an Allowed Term Facility Claim shall receive its pro rata share, on a dollar for dollar basis of the following in an aggregate amount equal to the Allowed amount of all Term Facility Claims: (i) Cash, in an amount to be determined by the Debtors but in any event no less than 70% of the amount of all Allowed Term Facility Claims; and (ii) New Second Lien Notes; provided however, that the aggregate amount of New Second Lien Notes distributed to Term Facility Lenders shall not be greater than the Backstop Commitment; provided further however, that notwithstanding the foregoing, and for the avoidance of doubt, the unpaid reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) of the Administrative Agent through and including the Effective Date shall be paid in full, in Cash to the Administrative Agent. In addition, and pursuant to the provisions of Section 5.4, each Holder of a Term Facility Claim (other than a Backstop Party) shall have the right to require that the Backstop Parties purchase from such Holder, on the Effective Date, its pro rata share of the New Second Lien Notes which it receives pursuant to this Section 4.2(b) for the face amount of such Holder’s New Second Lien Notes, which face amount such Holder will receive in Cash. For the avoidance of doubt, the Allowed Term Facility Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

4.3 Revolver Claims (Class 3).

(a) Impairment and Voting. Class 3 is unimpaired by the Plan. The Revolver Claims shall be allowed in the aggregate amount of (i) $60,822,634.69 (for the avoidance of doubt, such amount includes the principal amount outstanding and that portion of the deferred consent fee allocable to the Revolver Claims), plus (ii) all accrued and unpaid interest thereon (including all accrued and unpaid interest on the deferred consent fee) at the non-default contract rate under the 2009 Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied and (b) all unpaid reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) of the Administrative Agent through and including the Effective Date. No Holder of an Allowed Revolver Claim is entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b) Distributions. On the Effective Date or as soon thereafter as is reasonably practicable, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 3 Claim, each Holder of an Allowed Revolver Claim shall receive payment in full, in Cash. For the avoidance of doubt, the Allowed Revolver Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

4.4 Other Secured Claims (Class 4).

(a) Impairment and Voting. Class 4 is unimpaired by the Plan. No Holder of an Allowed Other Secured Claim is entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b) Distributions. On the Effective Date or as soon thereafter as is reasonably practicable, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 4 Claim, each Holder of an Allowed Other Secured Claim shall, at the Debtors’ option, (i) receive payment in full, in Cash, (ii) be reinstated pursuant to Bankruptcy Code section 1124, or (iii) receive such other recovery to be determined by the Debtors in their sole discretion.

4.5 PIK Notes Claims (Class 5).

(a) Impairment and Voting. Class 5 is impaired by the Plan. The PIK Notes Claims shall be Allowed in the aggregate amount of $24,790,102, plus accrued and unpaid interest thereon as of the Petition Date. Each Holder of an Allowed PIK Notes Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. On the Effective Date, or as soon thereafter as is reasonably practicable, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 5 Claim, each Holder of an Allowed PIK Notes Claim shall receive, at the Debtors’ option, but with the Committee’s consent, as described in the succeeding sentence, its pro rata share of $24,790,102, plus accrued and unpaid interest thereon as of the Petition Date, in the form of either (i) New Second Lien Notes, (ii) New PIK Notes, (iii) New Preferred Stock, or (iv) a combination of the foregoing. The Debtors shall require the consent of the Committee (which consent shall not be unreasonably withheld or delayed) in determining the form of consideration to be distributed pursuant to this Section 4.5(b); provided, however, that (i) the Committee may not require the Debtors to issue a security or debt instrument to the extent that the terms thereof violate the terms of any Plan Supplement Document and (ii) the consent of the members of the Committee holding two-thirds in principal amount of the Allowed PIK Notes Claims held by the Committee at the time the determination is made as to the form of the PIK Notes Claims distribution shall be required in connection with this Section 4.5(b). For the avoidance of doubt, the Allowed PIK Notes Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

4.6 Subordinated Notes Claims (Class 6).

(a) Impairment and Voting. Class 6 is impaired by the Plan. The Subordinated Notes Claims shall be Allowed in the aggregate amount of $355,756,041, plus accrued and unpaid interest thereon as of the Petition Date. Each Holder of an Allowed Subordinated Notes Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. On the Effective Date, or as soon thereafter as is reasonably practicable, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 6 Claim, each Holder of a Subordinated Notes Claim shall receive its pro rata share of the Class 6 Distribution Pool. For the avoidance of doubt, the Allowed Subordinated Notes Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

4.7 2011 Notes Claims (Class 7).

(a) Impairment and Voting. Class 7 is impaired by the Plan. The 2011 Notes Claims shall be Allowed in the aggregate amount of $7,501,679, plus accrued and unpaid interest thereon as of the Petition Date. Each Holder of an Allowed 2011 Notes Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. On the Effective Date, or as soon thereafter as is reasonably practicable, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 7 Claim, each Holder of an Allowed 2011 Notes Claim shall receive its pro rata share of the Class 7 Distribution Pool. For the avoidance of doubt, the Allowed 2011 Notes Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

4.8 General Unsecured Claims (Class 8).

(a) Impairment and Voting. Class 8 is unimpaired by the Plan. No Holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b) Distributions. In full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 8 Claim, each Holder of an Allowed General Unsecured Claim shall (a) retain unaltered the legal, equitable, and contractual rights to which such Claim entitles the Holder of such Claim and (b) receive payment in full, in Cash of the unpaid portion of its Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) the date on which such Claim becomes Allowed or would otherwise be paid in the ordinary course of the Debtors’ business, or (iii) as otherwise agreed by the Debtors and the Holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

4.9 Intercompany Claims (Class 9).

(a) Impairment and Voting. Class 9 is impaired by the Plan. No Holder of an Allowed Intercompany Claim is entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b) Distributions. On or as soon as practicable after the Effective Date, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 9 Claim, all Allowed Intercompany Claims will be adjusted, continued, or discharged to the extent determined appropriate by the Debtors. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the stockholders of the Reorganized Debtors.

4.10 Interests in AMI (Class 10).

(a) Impairment and Voting. Class 10 is impaired by the Plan. No Holder of an Allowed Interest in AMI is entitled to vote to accept or reject the Plan and shall be conclusively deemed to have rejected the Plan.

(b) Distributions. On the Effective Date, all Interests in AMI shall be cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. Holders of Interests in AMI shall neither receive distributions nor retain any property under the Plan on account of such Interests in AMI.

SECTION 5. MEANS FOR IMPLEMENTATION

5.1 Substantive Consolidation of Debtors for Plan Purposes Only.

The Plan is premised upon the substantive consolidation of the Debtors for purposes of the Plan only. The Debtors propose procedural substantive consolidation to avoid the inefficiency of proposing, voting on, and making distributions in respect of Entity-specific claims. Accordingly, on the Effective Date, all of the Debtors and their Estates shall, for purposes of the Plan only, be deemed merged and (a) all assets and liabilities of the Debtors shall be treated for purposes of the Plan only as though they were merged, (b) all guarantees of the Debtors of payment, performance, or collection of obligations of any other Debtor shall be eliminated and cancelled, (c) all joint obligations of two (2) or more Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be considered a single Claim against the Debtors, and (d) any Claim filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors and a single obligation of the Debtors on and after the Effective Date. Unless otherwise set forth herein, such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Plan) affect (i) the legal and corporate structures of the Debtors (including the corporate ownership of the Debtor Subsidiaries), (ii) any Intercompany Claims, or (iii) the substantive rights of any creditor. If any party in interest challenges the proposed limited substantive consolidation, the Debtors reserve the right to establish at the Confirmation Hearing the ability to confirm the Plan on an Entity-by-Entity basis.

5.2 Corporate Action.

(a) General.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) assumption of the Management Agreements, (ii) selection of the directors and officers for the Reorganized Debtors, (iii) issuance of the New Common Stock by Reorganized AMI, (iv) incurrence of the New First Lien Notes and the New Second Lien Notes, (v) release of the proceeds of the New First Lien Notes Offering and the New Second Lien Notes Offering from escrow, (vi) execution of the New Revolver Facility Credit Agreement, (vii) issuance of the New Preferred Stock, if applicable, (viii) issuance of the New PIK Notes, if applicable, (ix) adoption of the Equity Incentive Plan, (x) adoption of the Director Severance Plan, (xi) implementation of the Emergence Incentive Plan and (xii) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall occur in accordance with the Plan and any governing agreements or transfer documents shall be in effect, without any requirement of further action by the security Holders, directors or officers of the Debtors or the Reorganized Debtors. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, (i) the New PIK Notes Indenture, if applicable, (ii) the New First Lien Indenture, (iii) the New Second Lien Indenture, (iv) the New Revolver Facility Credit Agreement, (v) the Stockholders Agreement, (vi) the Intercreditor Agreements, (vii) the registration rights agreements relating to the New First Lien Notes and the New Second Lien Notes, and (viii) any and all other agreements, documents, securities and instruments relating to the foregoing (including, without limitation, security documents). The authorizations and approvals contemplated by this Section 5.2(a) shall be effective notwithstanding any requirements under non-bankruptcy law.

(b) Restated Certificate of Incorporation, New Preferred Stock Certificate of Designation (if Applicable) and Restated Bylaws of Reorganized AMI and the Other Reorganized Debtors.

On the Effective Date, Reorganized AMI shall adopt the Restated Certificate of Incorporation, the New Preferred Stock Certification of Designation (if applicable) and the Restated Bylaws, and shall file the Restated Certificate of Incorporation and the New Preferred Stock Certification of Designation (if applicable) with the Secretary of State of the State of Delaware. In addition, on or before the Effective Date, pursuant to and only to the extent required by Bankruptcy Code section 1123(a)(6), the Restated Certificate of Incorporation, the New Preferred Stock Certification of Designation (if applicable), the certificates of incorporation of the Debtors that are corporations, and the organization documents for the Debtors that are limited liability companies shall also be amended (and as to the corporate Debtors, filed with the Secretary of State of their respective states of incorporation) as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, (i) a provision increasing the number of authorized shares of Reorganized AMI, (ii) a provision prohibiting the issuance of non-voting equity securities and (iii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power. On the Effective Date, the New Boards of each corporate Reorganized Debtor shall be deemed to have adopted the restated certificate of incorporation and restated bylaws for such Reorganized Debtor.

(c) Boards of Directors of Reorganized AMI and the Other Reorganized Debtors.

On the Effective Date, the operation of Reorganized AMI shall become the general responsibility of their respective boards of directors, subject to, and in accordance with, the Restated Certificate of Incorporation and Restated Bylaws. On the Effective Date, the operation of each of the other Reorganized Debtors shall become the general responsibility of its respective board of directors or board of managers, as applicable, subject to and in accordance with its respective restated certificates of incorporation and restated bylaws or other organizational documents. The initial boards of directors of Reorganized AMI and the other Reorganized Debtors shall be disclosed in the Plan Supplement (or as soon thereafter as is reasonably practicable). The initial boards of directors of Reorganized AMI shall be composed of nine members, eight of whom shall be selected by members of the Committee consistent with the terms outlined in the Stockholders Agreement, and one of whom shall be the post-Effective Date chief executive officer of AMI and AMO.

(d) Officers of Reorganized AMI and the Other Reorganized Debtors.

The initial officers of Reorganized AMI and the other Reorganized Debtors shall be disclosed in the Plan Supplement (or as soon thereafter as is reasonably practicable). The selection of officers of Reorganized AMI and the other Reorganized Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of Reorganized AMI or the applicable Reorganized Debtor.

(e) Escrow Issuer for New First Lien Financing and the New Second Lien Financing, if Applicable.

On the Petition Date, or as soon as practicable thereafter, the Debtors will file a motion (the “Escrow Motion”) requesting an order from the Bankruptcy Court finding that New LLC and the Escrow Issuer are non-Debtor entities and that any proceeds of the New First Lien Notes Offering and the New Second Lien Notes Offering or other assets held by New LLC and Escrow Issuer will not be deemed property of the Debtors’ Estates and will not be consolidated with the Debtors’ assets or Estates. In addition, the Debtors will request Bankruptcy Court approval for authority to transfer approximately $15 million into escrow or to the Escrow Issuer to pay fees, including fees payable to the indenture trustees, the collateral agents and the escrow agents with respect to the New First Lien Notes and the New Second Lien Notes, interest and other amounts associated with (y) the New First Lien Financing and (z) the New Second Lien Financing. Upon Bankruptcy Court approval of the Escrow Motion, the Escrow Issuer will (i) enter into related escrow agreements, pursuant to which the proceeds of the New First Lien Notes Offering, that portion of the New Second Lien Financing provided by third-party investors (if any) and other amounts relating to other payment obligations in respect of the New First Lien Financing and New Second Lien Financing will be held pending consummation of the Plan; (ii) grant a lien for the benefit of the New First Lien Holders on the proceeds from the New First Lien Notes Offering and all other assets in the applicable escrow account; and (iii) grant a lien for the benefit of the New Second Lien Holders on the proceeds from the New Second Lien Notes Offering (if any) who purchased their New Second Lien Notes for Cash and all other assets in the applicable escrow account. On the Effective Date, (a) the Escrow Issuer will merge into Reorganized AMI, which will assume the ongoing liability for the New First Lien Notes and New Second Lien Notes under the New First Lien Indenture and the New Second Lien Indenture, respectively, and the related registration rights agreements; (b) Reorganized AMI shall be authorized to distribute the New Second Lien Notes; (c) Reorganized AMI and the Reorganized Debtors shall be authorized to execute, deliver and enter into, inter alia, the Intercreditor Agreements and collateral documents without the need for any further corporate action and without further action by the Holders of Claims or Interests; and (d) the proceeds of the New First Lien Notes Offering and the New Second Lien Notes Offering (and any other amounts held in escrow) will be released from escrow.

5.3 Distribution of New Second Lien Financing.

On the Effective Date, the New Second Lien Notes that were not issued for Cash in the New Second Lien Notes Offering shall be distributed on behalf of Reorganized AMI to (a) Holders of Allowed Term Facility Claims to the extent provided in Section 4.2 hereof, (b) at the election of the Debtors, Holders of Allowed PIK Notes Claims to the extent provided in Section 4.5 hereof, and (c) the Backstop Parties as set forth in Sections 4.2(b) and 4.5(b) above and Section 5.4 below. On the Effective Date, Holders who receive New Second Lien Notes pursuant to the Plan will be deemed to become parties to the registration rights agreement relating to the New Second Lien Notes as a result of the distribution they receive under the Plan.

5.4 Offer to Purchase New Second Lien Notes.

Pursuant to and in accordance with the terms of the Backstop Agreement, the Backstop Parties have, severally and not jointly, committed to purchase their allocable share of any New Second Lien Notes that would otherwise be distributed to the Holders of the Allowed Term Facility Claims (excluding any Backstop Party) pursuant to Section 4.2(b) hereof (the “Backstop Commitment”) to the extent such Holders have made the election described in the next sentence. Holders of Allowed Term Facility Claims may elect to have the Backstop Parties purchase their pro rata share of the New Second Lien Notes for the face amount of such New Second Lien Notes pursuant to an election form that, subject to Bankruptcy Court approval, will be distributed to such Holders no later than 10 days after the Petition Date. Any Holder of an Allowed Term Facility Claim electing to have the Backstop Parties purchase their share of the New Second Lien Notes must do so by noting its election on such Holder’s supplemental election form and returning same to the Debtors by no later than 10 Business Days after the date the election form is distributed (or such later date that has been agreed to by the Debtors). The mechanism by which electing Holders of Allowed Term Facility Claims will exercise their put option to ensure that such Holders will obtain Cash in exchange for their allocation of New Second Lien Notes will be set forth in the supplemental election form. Consummation of the purchase of such New Second Lien Notes shall occur on the Effective Date. If one or more Term Facility Lenders exercises its option to put its pro rata allocation of New Second Lien Notes to the Backstop Parties, the Backstop Parties shall receive from the Debtors a fee equal to 5% of the aggregate principal amount of New Second Lien Notes issued or put to the Backstop Parties by the Term Facility Lenders, which fee shall be payable in Cash.

In addition, pursuant to and in accordance with the terms of the Backstop Agreement, in consideration for undertaking their commitments under the Backstop Agreement, the Backstop Parties shall be entitled to a fully earned and nonrefundable fee payable in fully-paid and non-assessable New Common Stock, representing 5% (the “Backstop Percentage Interest”) of the New Common Stock to be issued and outstanding on the Effective Date, which 5% shall be calculated after giving effect to the issuance of New Common Stock to the Backstop Parties on account of any Subordinated Notes they hold and without dilution in respect of the Additional Shares (as defined below) (collectively, the “Initial Shares”); provided that, if the Backstop Parties are not required to purchase (or elect to receive) a portion of the New Second Lien Notes pursuant to the terms of the Backstop Agreement, then the Backstop Percentage Interest shall be reduced to 3.5%. In addition, on the Effective Date, each Backstop Party shall be entitled to such additional fully-paid and non-assessable shares of New Common Stock (collectively, the “Additional Shares” and, together with the Initial Shares, the “Backstop Shares”) as are required so that its Initial Percentage Ownership shall not be diluted by the issuance of the Initial Shares. The issuance of Backstop Shares to the Backstop Parties shall be subject to dilution by the Equity Incentive Plan. The Backstop Agreement provides for the execution of a registration rights agreement, on commercially reasonable terms to be mutually agreed upon, to be entered into between the Reorganized Debtors and the Backstop Parties.

5.5 Issuance of New Common Stock and New Preferred Stock, if Applicable.

The issuance of New Common Stock and the New Preferred Stock (if applicable) by Reorganized AMI shall be authorized without the need for any further corporate action. On the Effective Date, Reorganized AMI shall issue the New Common Stock and the New Preferred Stock (if applicable). Reorganized AMI shall:

(a) issue the shares of New Common Stock to the Holders of Allowed 2011 Notes and Subordinated Notes as set forth herein;

(b) issue the New Preferred Stock to the Holders of Allowed PIK Notes, if applicable;

(c) pursuant to the Equity Incentive Plan described in Section 5.9 below, issue up to 6.5% of the shares of New Common Stock to certain employees, directors and consultants of the Reorganized Debtors and such employees, directors and consultants will be deemed parties to the Stockholders Agreement; and

(d) issue the Backstop Shares to the Backstop Parties pursuant to the Backstop Agreement.

5.6 Merger/Dissolution/Consolidation.

On or as of the Effective Date or as soon as practicable thereafter and without the need for any further action, the Reorganized Debtors may (i) cause any or all of the Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors, or (iii) engage in any other transaction in furtherance of the Plan. In addition, as of the Effective Date, (a) the Escrow Issuer and New LLC will merge into Reorganized AMI and (b) AMO will merge into Reorganized AMI.

5.7 Cancellation of Existing Securities and Agreements.

Except as otherwise provided hereunder, including Section 8.4 hereof, on the Effective Date, all of the agreements and other documents evidencing (a) the Claims or rights of any Holder of a Claim against the Debtors, including all credit agreements, indentures and notes evidencing such Claims, (b) the Interests in AMI, and (c) any options or warrants to purchase Interests of AMI, or obligating such Debtors to issue, transfer or sell Interests or any other capital stock of such Debtors, shall be cancelled. Notwithstanding the foregoing and anything contained in the Plan, the Indentures shall continue in effect to the extent necessary to (i) allow the Reorganized Debtors and the Indenture Trustees to make distributions pursuant to the Plan on account of the Claims under the respective Indentures, (ii) permit the Indenture Trustees to assert their charging liens, (iii) permit the applicable Indenture Trustee to perform such other functions with respect thereto, (iv) permit the Indenture Trustees to maintain and enforce any right to indemnification, contribution or other Claim it may have under the Indentures, (v) permit an Indenture Trustee to exercise its rights and obligations relating to the interests of the applicable noteholders and their relationship with the noteholders, and (vi) appear in these Chapter 11 Cases, so long as for purposes of such clauses (v) and (vi) above, the Indenture Trustees are not reimbursed by the Debtors for fees and expenses for post-Effective Date services in connection therewith.

5.8 Surrender of Existing Securities.

As a condition precedent to receiving any distribution on account of Allowed Notes Claims, each record Holder of any such securities shall be deemed to have surrendered such securities or other underlying documentation and all such surrendered securities and other documentation shall be deemed to be cancelled in accordance with Section 5.7 of the Plan.

5.9 Equity Incentive Plan.

As of the Effective Date, Reorganized AMI shall establish the Equity Incentive Plan, which will provide for up to 10% of the New Common Stock on a fully diluted basis, of which no more than 6.5% shall be issued as soon as practicable to the officers and key employees of the Reorganized Debtors and their affiliates as determined by the New Board of Reorganized AMI after the Effective Date.

5.10 Director Severance Plan.

As of the Effective Date, the Reorganized Debtors shall establish the Director Severance Plan. Pursuant to the Director Severance Plan, the Debtors provide severance benefits to certain directors of AMI upon certain terminations of their service as members of the board. Upon the termination of the service of certain non-employee directors as a member of the board, such directors shall be entitled to receive a lump sum cash payment in an amount equal to $35,000 for each year and partial year during which such director served on the board, payable within thirty (30) days following the date of termination.

5.11 Cancellation of Liens. Except as otherwise provided in the Plan, upon the occurrence of the Effective Date, any lien securing any Secured Claim shall be deemed released, and the Holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any Cash Collateral) held by such Holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such lien, including the execution, delivery and filing or recording of such releases.

5.12 Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

5.13 Stockholders Agreement.

On the Effective Date, creditors, directors, officers and consultants who receive New Common Stock pursuant to the Plan will be deemed to become parties to the Stockholders Agreement as a result of the distribution they receive under the Plan. The Stockholders Agreement shall contain certain customary rights and obligations, including director designation rights, right of first offer, registration rights, drag rights, tag rights, minority transfer rights and rights to receive certain information concerning the Debtor’s at a party’s option and limits on the number of record holders. Each creditor (including the beneficial Holder of any Note Claim held of record by the Depository Trust Company (“DTC”) or its nominee or such other securities depository or custodian thereof or is held in book entry or electronic form pursuant to a global security held by DTC), director, officer and consultant who receives New Common Stock pursuant to the Plan may be requested to execute the Stockholders Agreement as a result of the distribution they receive under the Plan.

5.14 Listing of New Common Stock and Transfer Restrictions.

Other than as provided in the Stockholders Agreement, the Reorganized Debtors shall not be obligated, and do not intend, to list the New Common Stock on a national securities exchange. In order to ensure that Reorganized AMI will not become subject to the reporting requirements of the Securities Exchange Act, except in connection with a public offering, the New Certificate of Incorporation and the Stockholders Agreement will impose certain trading restrictions to limit the number of record holders thereof. The New Common Stock will be subject to certain transfer and other restrictions pursuant to the Stockholders Agreement and the New Certificate of Incorporation.

5.15 Exemption from Securities Laws.

Section 3(a)(9) of the Securities Act provides that, except for securities exchanged in a case under chapter 11 of the Bankruptcy Code, the registration requirements of section 5 of the Securities Act shall not apply to securities exchanged by an issuer with its existing security Holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. By virtue of section 18 of the Securities Act, section 3(a)(9) also provides that any state “blue sky” law requirements shall not apply to such exchange.

Section 4(2) of the Securities Act provides that the registration requirements of section 5 of the Securities Act shall not apply to the offer and sale of a security in connection with transactions not involving any public offering. By virtue of section 18 of the Securities Act, section 4(2) also provides that any state “blue sky” law requirements shall not apply to such offer or sale.

Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any state Blue Sky Law requirements) shall not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property.

In reliance upon these exemptions, the distribution of the New Common Stock, New Preferred Stock, if applicable, New PIK Notes, if applicable, and New Second Lien Notes pursuant to the Plan will not be registered under the Securities Act or any state “blue sky” law requirements.

5.16 Exemption from Transfer Taxes.

Pursuant to Bankruptcy Code section 1146(a), any issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the Consummation of the Plan and the Plan Supplement Documents) pursuant to Bankruptcy Code sections 1146(a), 505(a), 106 and 1141.

5.17 D&O Insurance Policy.

As of the Effective Date, the Reorganized Debtors will assume the D&O Insurance Policy pursuant to Bankruptcy Code section 365(a). Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of the D&O Insurance Policy. Until the sixth anniversary of the Effective Date, Reorganized AMI shall cause the individuals serving as directors of the Reorganized Debtors to be covered by the D&O Insurance Policy (provided that Reorganized AMI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous in any material respect than the D&O Insurance Policy); provided that in no event shall Reorganized AMI be required to expend annually in the aggregate an amount in excess of 150.0% of the annual premiums currently paid by AMI for such insurance (the “Insurance Amount”), and provided further that if Reorganized AMI is unable to maintain the D&O Insurance Policy (or such substitute policy) as a result of the preceding proviso, Reorganized AMI shall obtain as much comparable insurance as is available for the Insurance Amount.

SECTION 6. DISTRIBUTIONS

6.1 Voting of Claims.

Each Holder of an Allowed Claim in an impaired class of Claims that is entitled to vote on the Plan pursuant to Sections 3 and 4 of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court approving procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order of the Bankruptcy Court.

6.2 Cramdown and No Unfair Discrimination.

In the event that any impaired Class of Claims or Interests rejects the Plan or is deemed to have rejected the Plan, the Debtors reserve the right, without any delay in the occurrence of the Confirmation Hearing or Effective Date, to (a) request that the Bankruptcy Court confirm the Plan in accordance with Bankruptcy Code section 1129(b) with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief, and/or (b) amend the Plan in accordance with Section 12.6 hereof.

6.3 Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims. The Debtors or the Reorganized Debtors, as applicable, shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. The Debtors, the Reorganized Debtors or any party responsible for making distributions pursuant to this Section 6 shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

6.4 Date of Distributions.

Except as otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is reasonably practicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. For the avoidance of doubt and as set forth below, only the Reorganized Debtors, the Administrative Agent or the Indenture Trustees may act as Disbursement Agent.

6.5 Sources of Cash for Distributions.

Except as otherwise provided herein or in the Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations, Cash on hand, the New Revolver Facility, New First Lien Financing, and that portion, if any, of the New Second Lien Financing that is issued for Cash.

6.6 Disbursement Agent.

Unless otherwise specified herein, all distributions under the Plan shall be made by AMO as Disbursement Agent or such other Entity designated by AMO as a Disbursement Agent on the Effective Date. No Disbursement Agent hereunder, including, without limitation, the Administrative Agent and the Indenture Trustees, shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

6.7 Rights and Powers of the Disbursement Agent.

Each Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities, and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by such Disbursement Agent to be necessary and proper to implement the provisions hereof.

6.8 Expenses of the Disbursement Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by each Disbursement Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.9 Delivery of Distributions.

(a) Last Known Address. Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim shall be made to the address of such Holder as set forth in the books and records of the Debtors, unless the applicable Reorganized Debtor has been notified in writing of a change of address. In the event that any distribution to any Holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such Holder, but no distribution to such Holder shall be made unless and until the Disbursement Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under Bankruptcy Code section 347(b) at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other Holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

(b) Distributions by Administrative Agent. The Administrative Agent shall be the Disbursement Agent for the Term Facility Claims and the Revolver Claims. Distributions under the Plan to Holders of such Allowed Term Facility Claims and Allowed Revolver Claims shall be made by the Reorganized Debtors to the Administrative Agent, which, in turn, shall make the distributions to the Holders of such Allowed Claims and, upon completion thereof, shall be discharged from all of its obligations associated with the Term Facility Claims and the Revolver Claims. The Administrative Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions. Upon delivery by the Reorganized Debtors of the distributions to the Administrative Agent in conformity with Sections 4.2(b) and 4.3(b), the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

The Administrative Agent acting as Disbursement Agent shall only be required to act and make distributions in accordance with the terms of the Plan and shall have no (A) liability (other than gross negligence and willful misconduct) for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (B) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Distribution Record Date or who does not otherwise comply with the terms of the Plan.

Notwithstanding any provision contained in the Plan to the contrary, unless otherwise agreed to by the Administrative Agent and the Debtors, all reasonable, actual and documented fees and expenses incurred on or after the Effective Date by the Administrative Agent in connection with distributions made pursuant to this Plan, shall be paid in Cash by the Reorganized Debtors within 10 days of the presentation of invoices by the Administrative Agent and without the need for application to, or approval by, any Court.

(c) Distributions by the Indenture Trustees. The Indenture Trustees shall be the Disbursement Agent for the Allowed Notes Claims. Distributions under the Plan to Holders of Allowed Notes Claims shall be made by Reorganized Debtors to, or at the direction of, the Indenture Trustees, which, in turn, shall make or direct the distributions to the Holders of such Allowed Notes Claims and, upon completion thereof, shall be discharged from all of their obligations associated with the 2011 Notes, Subordinated Notes and PIK Notes. Such distributions shall be made in accordance with the terms of the Plan and the respective Indentures. Upon delivery of the distribution set forth in Sections 4.5(b), 4.6(b) and 4.7(b) to, or at the direction of, the Indenture Trustees, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions. The Indenture Trustees shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.

The applicable Indenture Trustee acting as Disbursement Agent shall only be required to act and make distributions in accordance with the terms of the Plan and shall have no (A) liability (other than gross negligence and willful misconduct) for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (B) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Distribution Record Date or who does not otherwise comply with the terms of the Plan.

If the record holder of a Subordinated Note, PIK Note or 2011 Note is DTC or its nominee or such other securities depository or custodian thereof or is held in book entry or electronic form pursuant to a global security held by DTC, then the beneficial holder of such a Note Claim shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

Notwithstanding any provision contained in the Plan to the contrary, unless otherwise agreed to by the Indenture Trustees and the Debtors, all reasonable, actual and documented fees and expenses incurred by the applicable Indenture Trustee in connection with distributions made pursuant to this Plan, shall be paid in Cash by the Reorganized Debtors within 10 days of the presentation of invoices by each Indenture Trustee and without the need for application to, or approval by, any Court.

6.10 Manner of Payment Under Plan.

(a) All distributions of New Second Lien Notes to the Holders of Claims under the Plan shall be made by, or at the direction of, the applicable Disbursement Agent on behalf of Reorganized AMI.

(b) All distributions of New Common Stock to the Holders of Claims and the Backstop Parties under the Plan shall be made by the Disbursement Agent on behalf of Reorganized AMI.

(c) All distributions of New Common Stock to employees, directors and consultants made on account of the Equity Incentive Plan shall be made by Reorganized AMI.

(d) All distributions of New Preferred Stock, if any, to Holders of Claims under the Plan shall be made by the Disbursement Agent on behalf of Reorganized AMI.

(e) All distributions of Cash under the Plan shall be made by the applicable Disbursement Agent on behalf of the applicable Debtor.

(f) At the option of the applicable Disbursement Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.11 No Fractional Shares of New Common Stock or New Preferred Stock, if Any.

No fractional shares of New Common Stock or New Preferred Stock, if any, shall be issued or distributed under the Plan, and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock or New Preferred Stock, if any, that is not a whole number, the actual distribution of shares of New Common Stock or New Preferred Stock, if any, shall be rounded as follows: (a) fractions of one-half ( 1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half ( 1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock or New Preferred Stock, if any, to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

6.12 Setoffs and Recoupment.

The Debtors and the Reorganized Debtors may, but shall not be required to, setoff against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made) any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors or the Reorganized Debtors may have against the Holder of such Claim.

6.13 Distributions After Effective Date.

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.14 Cash Distributions.

No payment of Cash of less than $100 shall be made to any holder of an Allowed Claim unless a request therefor is made in writing to the appropriate Disbursement Agent.

6.15 Allocation of Distributions Between Principal and Interest.

In the case of distributions with respect to any Notes Claim pursuant to this Plan, the fair market value of any distribution received by the Holder of such Notes Claim will be allocable first to the principal amount of such Notes Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Notes Claim.

6.16 No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or as required by applicable bankruptcy law, postpetition interest shall not accrue on or after the Petition Date on account of any Claim.

SECTION 7. PROCEDURES FOR DISPUTED CLAIMS

7.1 Disputed Claims/Process.

On and after the Effective Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of business of the Reorganized Debtors. Except insofar as a Claim is Allowed pursuant to the Plan, the Debtors may dispute Claims, and if the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Notwithstanding Bankruptcy Code section 502(a), and considering the unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed in these Chapter 11 Cases shall be considered objected to and disputed without further action by the Debtors. Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn. The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under this Section 7.1 to assert their claims in any forum as though the Chapter 11 Cases had not been commenced.

7.2 Objections to Claims.

Except insofar as a Claim is Allowed under the Plan and notwithstanding Section 7.1 above, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims, if necessary.

7.3 Estimation of Claims.

The Debtors and the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to Bankruptcy Code section 502(c), regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.4 No Distributions Pending Allowance.

Notwithstanding any provision otherwise in the Plan: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Claim has been Allowed.

7.5 Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursement Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

7.6 Preservation of Claims and Rights to Settle Claims.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, without the approval of the Bankruptcy Court, subject to the terms of Section 7.2 hereof, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

SECTION 8. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1 Assumption and Rejection of Contracts and Leases.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which they are a party, unless such contract or lease (a) was previously assumed or rejected by the Debtors, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date or (d) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Debtors as part of the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under Bankruptcy Code sections 365 and 1123(b) approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

8.2 Cure of Defaults.

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under Bankruptcy Code section 365(b)(1), by the Debtors upon assumption thereof or as soon as practicable thereafter. If there is a dispute regarding (a) the nature or amount of any cure, (b) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code section 365) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, any cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

8.3 Rejection Claims.

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates, and their property.

8.4 Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their certificates of incorporation and bylaws or organizational documents, as applicable, or any other agreements entered into by any Debtors at any time prior to the Effective Date, to indemnify current and former directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Petition Date, shall not be discharged or impaired by confirmation of the Plan. For the avoidance of doubt, the indemnification obligations referred to in this Section 8.4 include the obligations provided for in Section 9.03 of the 2009 Credit Agreement, Section 7.07 of the PIK Notes Indenture, Section 7.07 of the Subordinated Notes Indenture, and Section 7.07 of the 2011 Notes Indenture. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of Bankruptcy Code section 502(e)(1)(B).

8.5 Survival of Management Agreements and Other Employment Arrangements.

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all Management Agreements entered into before or after the Petition Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. In addition, except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans (other than the existing incentive plans to be replaced by the Equity Incentive Plan) entered into before or after the Petition Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate Bankruptcy Code sections 1114 and 1129(a)(13)) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

8.6 Insurance Policies.

Except as set forth herein, all insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All other insurance policies shall re-vest in the Reorganized Debtors.

SECTION 9. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1 Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

(a) Confirmation Order. The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Debtors and the Committee (which consent shall not be unreasonably withheld or delayed) and shall be in full force and effect and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(b) Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the Plan, including the New First Lien Indenture, the New Second Lien Indenture, the New Revolver Facility Credit Agreement and all other documents comprising the Plan Supplement and Plan Financing Supplement, all of which shall be in form and substance reasonably acceptable to the Debtors and the Committee (which consent shall not be unreasonably withheld or delayed), shall have been (i) effected or (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(c) Regulatory Approvals. The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents necessary to implement the Plan and that are required by law, regulation, or order.

(d) Consents. All authorizations, consents and approvals determined by the Debtors to be necessary to implement the Plan shall have been obtained.

(e) Corporate Formalities. The Restated Certificate of Incorporation shall be filed with the Secretary of State of the State of Delaware contemporaneously with the Effective Date.

(f) Other Acts. Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

9.2 Waiver of Conditions Precedent.

Each of the conditions precedent in Section 9.1 hereof may be waived, in whole or in part, by the Debtors without notice or order of the Bankruptcy Court, with the consent of the Committee (which consent shall not be unreasonably withheld or delayed).

9.3 Effect of Failure of Conditions.

If the conditions specified in Section 9.1 hereof have not been satisfied or waived in the manner provided in Section 9.2 hereof by the date that is sixty (60) days after the Confirmation Date, then: (a) the Confirmation Order shall be of no further force or effect; (b) no distributions under the Plan shall be made; (c) the Debtors and all Holders of Claims and Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (d) all of the Debtors’ obligations with respect to the Claims and Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors; and (e) the Plan shall be deemed withdrawn.

SECTION 10. EFFECT OF CONFIRMATION

10.1 Vesting of Assets.

On the Effective Date, except as otherwise provided in the Plan, pursuant to Bankruptcy Code sections 1141(b) and (c), all property of the Debtors’ Estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests. Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal Entity with all of the powers available to such legal Entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

10.2 Binding Effect.

Except as otherwise provided in Bankruptcy Code section 1141(d)(3) and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any Holder of a Claim against, or Interest in, the Debtors, and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is impaired under the Plan and whether or not such Holder has accepted the Plan.

10.3 Discharge of the Debtors.

Except to the extent otherwise provided in the Plan, the treatment of all Claims against or Interests in the Debtors under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Interests in the Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property. Except as otherwise provided in the Plan, upon the Effective Date, all Claims against and Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Plan. Except as otherwise provided in the Plan, all Persons shall be precluded from asserting against the Debtors, or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. For the avoidance of doubt, Section 10.3 of the Plan shall not discharge any Claims that have been alleged or could be alleged in that certain litigation in the United States District Court for the Southern District of New York captioned Anderson News, LLC, et al. v. American Media, Inc., et al., Case No. 09-Civ.-2227 (PAC) and the appeal of the August 2, 2010 order dismissing such action, currently pending in the United States Court of Appeals for the Second Circuit (collectively, the “Anderson Litigation”).

10.4 Exculpation.

Notwithstanding anything provided herein, as of the Effective Date, none of the Released Parties shall have or incur any liability for any claim, cause of action, or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Chapter 11 Cases, the formulation, dissemination, confirmation, Consummation, or administration of the Plan, or property to be distributed under the Plan, or any other act or omission in connection with the Chapter 11 Cases, the Plan, or any contract, instrument, indenture, or other agreement or document related thereto or delivered thereunder; provided, however, that the foregoing shall be subject to a limited carve-out solely for gross negligence, willful misconduct, criminal acts and fraud.

Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall (1) exculpate any Person or Entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages or ultra vires act as determined by a Final Order or (2) limit the liability of the professionals of the Released Parties to their respective clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

10.5 Term of Injunctions or Stays.

(a) Except as otherwise expressly provided herein, all Persons who have held, hold or may hold Claims against or Interests in any Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Interest against any Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable with respect to any such Claim or Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Interest, and (v) pursuing any Claim released pursuant to Sections 10.7 and 10.8. For the avoidance of doubt, Section 10.5(a) of the Plan shall not enjoin any Claims that have been alleged or could have been alleged in the Anderson Litigation.

(b) Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under Bankruptcy Code section 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.6 Injunction Against Interference with Plan.

Upon the entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.

10.7 Releases by the Debtors.

Pursuant to Bankruptcy Code section 1123(b) and to the extent permitted by applicable law, for good and valuable consideration, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors and the Estates and their Affiliates from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan and the Disclosure Statement, or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, provided, however, such releases shall not apply to (i) any act or omission that constitutes gross negligence, willful misconduct, breach of fiduciary duty, criminal acts or fraud, (ii) Claims that arise in the ordinary course of the Debtors’ businesses, (iii) any Claims that have been alleged or could be alleged in connection with the Anderson Litigation and (iv) contractual obligations that are not otherwise being satisfied or discharged under the Plan (the “Release Carve-Out”). For the avoidance of doubt, none of the foregoing releases shall include releases of any claims, demands, causes of action and the like, in each case, solely to the extent these arise from or relate to acts or omissions occurring after the Effective Date.

10.8 Releases by the Holders of Claims and Interests.

To the extent permitted by applicable law, as of the Effective Date, each Holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors, the Estates and their Affiliates and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Plan Financing Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, provided, however, such releases shall be subject to the Release Carve-Out. Nothing in this Section 10.8 shall limit the liability of the professionals of the Released Parties to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility, N.Y. Comp. Codes R. & Regs. tit. 22 section 1120.8 Rule 1.8(h)(l) (2009), and any other statutes, rules or regulations dealing with professional conduct to which such professionals are subject. For the avoidance of doubt, none of the foregoing releases shall include releases of any claims, demands, causes of action and the like, in each case, solely to the extent these arise from or relate to acts or omissions occurring after the Effective Date.

Section 10.8 of the Plan provides for releases of certain Claims against non-Debtors in consideration of services provides to the estates and investments made by the non-Debtor Released Parties. The non-Debtor Released Parties are: (i) any direct or indirect shareholders of the Debtors, (ii) the current and former directors, officers, employees, professional advisors, sub-advisors, managers, affiliated management companies and managing and executive directors of the Debtors, (iii) members of the Committee, (iv) the Indenture Trustees, (v) the Term Facility Lenders, the Revolver Lenders, the Administrative Agent, the collateral agent and other agents under the 2009 Credit Agreement (vi) the New First Lien Notes Holders, the indenture trustee, the escrow agent and the collateral agent under the New First Lien Indenture, (vii) the New Second Lien Notes Holders, the indenture trustee, the escrow agent and the collateral agent under the New Second Lien Indenture, (viii) the New Revolver Facility Lenders and the New Revolver Facility administrative agent, (ix) the Backstop Parties, (x) the Holders of the New PIK Notes and the indenture trustee under the New PIK Notes, if any, (xi) the Holders of New Common Stock, and (xii) the Holders of the New Preferred Stock, if any, and (xiii) each of the respective directors, officers, partners, members, representatives, employees and professional advisors of those Persons in clauses (i) through (xii) (but in each case solely in their capacities as such). To the extent permitted by applicable law, the releases are given by the Debtors and all Holders of Claims and Interests against the Debtors. The released Claims are any and all Claims or causes of action, including without limitation those in connection with, related to, or arising out of the Chapter 11 Cases.

The United States Court of Appeals for the Second Circuit has determined that releases of non-Debtors may be approved as part of a chapter 11 plan of reorganization if there are “unusual circumstances” that render the release terms important to the success of the plan. Deutsche Bank AG, London Branch v. Metromedia Fiber Network, Inc. (In re Metromedia Fiber Network, Inc.), 416 F.3d 136, 143 (2d Cir. 2005). Courts have approved releases of non-debtors when: (i) the estate received substantial consideration; (ii) the enjoined claims were channeled to a settlement fund rather than extinguished; (iii) the enjoined claims would indirectly impact the reorganization by way of indemnity or contribution; (iv) the plan otherwise provided for the full payment of the enjoined claims; and (v) the affected creditors consent to the release. Id. at 142.

Before a determination can be made as to whether releases are appropriate as warranted by “unusual circumstances,” the United States Court of Appeals for the Second Circuit has concluded that there is threshold jurisdictional inquiry as to whether the Bankruptcy Court has subject matter jurisdiction to grant such releases. In re Johns-Manville Corp., 517 F.3d 52, 65 (2d Cir. 2008); see also In re Dreier LLP, 429 B.R. 112, 132 (Bankr. S.D.N.Y. 2010) (finding no jurisdiction to approve releases of claims that did not affect the estate); In re Metcalf & Mansfield Alternative Investments, 421 B.R. 685, 695 (Bankr. S.D.N.Y. 2010) (discussing and approving releases in a case under chapter 15 of the Bankruptcy Code). Courts have jurisdiction over a third party cause of action or claims if it will “directly and adversely impact the reorganization.” Dreier, 429 B.R. at 132. Conversely, the court may lack jurisdiction if the released claim is one that would “not affect the property of the estate or the administration of the estate.” Id. at 133. Here, all of the released Claims would “directly and adversely impact the reorganization” of the Debtors’ Estates. Each of the non-Debtor Released Parties would have a potential Claim for indemnification and contribution against the Debtors for any liabilities incurred on such Claims, as well as any expenses incurred to defend such claims. Because all Allowed General Unsecured Claims are being satisfied in full under the Plan, the Debtors would have to satisfy indemnification and contribution claims in full. The ultimate effect of doing so would reduce the Debtors’ distributable value and may reduce recoveries for the Debtors’ creditors under the Plan. The Estates therefore would be directly and adversely impacted if the released Claims were pursued and the Bankruptcy Court has jurisdiction to approve them as part of the Plan.

The circumstances of the Chapter 11 Cases are unique and satisfy the Metromedia requirements. The Plan pays all Allowed General Unsecured Claims in full and provides substantial recoveries to the Debtors’ funded debt obligations. The non-Debtor Released Parties have provided substantial consideration to the Estates and are instrumental to the Debtors’ successful reorganization. The recipients of the releases would have potential Claims for indemnification against the Debtors and the Debtors believe that the releases are appropriate under the Metromedia decision and other case law.

10.9 Preservation of Claims.

Except as otherwise provided in the Plan, including Sections 10.6, 10.7 and 10.8, as of the Effective Date, pursuant to Bankruptcy Code section 1123(b)(3)(B), any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise, accruing to the Debtors shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to commence and prosecute such causes of action for the benefit of the Estates of the Debtors. After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such causes of action without approval of the Bankruptcy Court.

10.10 Reservation of Rights.

The Plan shall have no force or effect unless and until the Effective Date. Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Interests or any other matter.

10.11 Plan Supplement.

A draft form of the Plan Supplement Documents to be entered into as of the Effective Date and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court five days prior to the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

10.12 Plan Financing Supplement.

The Plan Financing Supplement will be filed with the Clerk of the Bankruptcy Court on the Petition Date, or as soon thereafter as is practicable. Upon its filing with the Bankruptcy Court, the Plan Financing Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

SECTION 11. RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases and the Plan for, among other things, the following purposes:

(a) To hear and determine applications, if any, for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

(b) To determine any and all motions, adversary proceedings, applications, contested matters, or other litigated matters pending on the Effective Date.

(c) To ensure that distributions to Holders of Allowed Claims are accomplished as provided herein.

(d) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

(e) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the Consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court.

(f) To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim or interests, including any objections to the classification of any Claim or Interest, and to allow or disallow any Disputed Claim, in whole or in part.

(g) To consider any amendments to or modifications of the Plan, or remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

(h) To hear and determine all applications of retained professionals under Bankruptcy Code sections 330, 331, and 503(b) for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date.

(i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, the documents comprising the Plan Supplement, the documents comprising the Plan Financing Supplement, any transactions or payments contemplated hereby or any agreement, instrument, or other document governing or relating to any of the foregoing, other than any agreements entered into solely by non-Debtor Entities.

(j) To issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following Consummation.

(k) To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

(l) To hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146 (including any requests for expedited determinations under Bankruptcy Code section 505(b)).

(m) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 10.3.

(n) To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under Section 10.4.

(o) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

(p) To enter a final decree closing the Chapter 11 Cases.

(q) To recover all assets of the Debtors and property of the Debtors’ Estates, wherever located.

SECTION 12. MISCELLANEOUS PROVISIONS

12.1 Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code. Notwithstanding Section 5.1 above, the Debtors shall pay all of the foregoing fees on a per-Debtor basis.

12.2 Payment of Indenture Trustee Fees.

Notwithstanding any provision contained in the Plan to the contrary, the Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the Indenture Trustees (and their agents, attorneys and professionals) whether or not incurred prior to, on or after the Effective Date, including but not limited to fees, costs and expenses incurred in connection with the distributions required pursuant to the Plan and the implementation of any provision of the Plan, in Cash, within 10 days of the presentation of invoices by an Indenture Trustee, without the need for application to, or approval by, the Bankruptcy Court. Nothing contained in this Plan or the Confirmation Order shall be deemed to impair, waive, extinguish or negatively impact any lien, charging lien or other priority in payment to which the Indenture Trustees are entitled under the applicable Indentures. In addition, for the avoidance of doubt, payments pursuant to this Section 12.2 shall be made by the Debtors or the Reorganized Debtors, as applicable, and shall not be deducted from distributions to be made pursuant to the Plan to Holders of Allowed Claims receiving distributions from the Indenture Trustees as Disbursement Agents.

In the event that the Reorganized Debtors are unable to resolve a dispute with respect to the payment of reasonable fees, costs and expenses incurred by the Indenture Trustees, any such disputed amount shall be subject to the jurisdiction of the Bankruptcy Court only with respect to the reasonableness standard as provided under the applicable Indenture and not subject to the requirements of Bankruptcy Code sections 503(b)(3) or (4). In the event that the Reorganized Debtors and the applicable Indenture Trustee are unable to resolve a dispute with respect to an Indenture Trustee fee Claim, the applicable Indenture Trustee may, in its sole discretion, elect to (i) submit any such dispute to the Bankruptcy Court for resolution or (ii) assert any other remedies it is entitled to assert under the applicable Indenture or applicable law, including, without limitation, asserting its charging lien and holding back disputed amounts from distribution, to obtain payment of such disputed Indenture Trustee fee Claim.

12.3 Dissolution of Statutory Committees and Cessation of Fee and Expense Payment.

Any statutory committees appointed in the Chapter 11 Cases shall dissolve on the Effective Date. Provided that all such fees and expenses payable as of the Effective Date have been paid in full, the Reorganized Debtors shall not be responsible for paying any fees and expenses incurred after the Effective Date by the Committee’s professionals, and the professionals retained by any statutory committees.

12.4 Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under Bankruptcy Code sections 1101 and 1127(b).

12.5 Determination of Tax Filings and Taxes.

The Reorganized Debtors shall have the right to request an expedited determination of their tax liability, if any, under Bankruptcy Code section 505(b) with respect to any tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

12.6 Amendments.

Subject to Bankruptcy Code section 1127 and, to the extent applicable, Bankruptcy Code sections 1122, 1123 and 1125, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors (with the prior written consent of the Committee, which consent shall not be unreasonably withheld or delayed) at any time prior to or after the Confirmation Date, but prior to the Effective Date. Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification complies with the requirements of this Section 12.6 and does not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims who were deemed to accept the Plan because such Claims were unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

12.7 Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.8 Revocation or Withdrawal of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed to be a waiver or release of any claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in further proceedings involving the Debtors.

12.9 Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the prior written consent of Committee, which consent shall not be unreasonably withheld or delayed), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.10 Schedules and Exhibits Incorporated.

All exhibits and schedules to the Plan, including the Plan Supplement and Plan Financing Supplement, are incorporated into and are a part of the Plan as if fully set forth herein.

12.11 Solicitation of the Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code including, without limitation, Bankruptcy Code sections 1125(a) and (e), and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtors, the members of the Committee, the Administrative Agent, the Indenture Trustees, and each of their respective directors, officers, employees, Affiliates, agents, members, managers, partners, financial advisors, investment bankers, professionals, accountants and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the

Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

12.12 Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or Plan Financing Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.13 Compliance with Tax Requirements.

In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, any Person issuing any instruments or making any distribution under the Plan, including any Person described in Sections 5.3 and 5.5 hereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any withholding or reporting requirements. Notwithstanding the above, each Holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any Person issuing any instruments or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to such issuing or distributing Person for payment of any such tax obligations and, if any Person issuing any instrument or making any distribution under the Plan fails to withhold with respect to any such Holder’s distribution, and is later held liable for the amount of such withholding, the Holder shall reimburse such Person. The Debtors may require, as a condition to the receipt of a distribution, that the Holder complete the appropriate Form W-8 or Form W-9, as applicable to each Holder.

12.14 Conflict between Plan, Disclosure Statement and Plan Supplement Documents.

(a) In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Disclosure Statement, the terms and provisions of the Plan shall control and govern.

(b) In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Plan Supplement Documents, the terms and provisions of the relevant Plan Supplement Document shall control and govern.

12.15 Notices.

After the Effective Date, any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors	Counsel to the Debtors

American Media Operations, Inc. 1000 American Media Way Boca Raton, Florida 33464	Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036
Attention: Chief Financial Officer	Attention:	Ira S. Dizengoff, Esq. Arik Preis, Esq. Meredith A. Lahaie, Esq.
	Telephone:	(212) 872-1000
	Facsimile:	(212) 872-1002
	Emails:	idizengoff@akingump.com apreis@akingump.com mlahaie@akingump.com

United States Trustee	Counsel to the Committee

Office of the United States Trustee 33 Whitehall Street New York, New York 10004	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019
	Attention:	Andrew Rosenberg, Esq. Diane Meyers, Esq. Arina Popova, Esq.
	Telephone:	(212) 373-3000
	Facsimile:	(212) 757-3990
	Emails:	arosenberg@paulweiss.com dmeyers@paulweiss.com apopova@paulweiss.com

Administrative Agent	Counsel to the Administrative Agent

JPMorgan Chase Bank, N.A. Loan and Agency Services Group 1111 Fannin Street	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Houston, Texas 77002	Attention:	Richard G. Mason, Esq.
Attention: Gloria Javier		Jennifer S. Nam, Esq.
Facsimile: (713) 750-2878	Telephone:	(212) 403-1000
	Facsimile:	(212) 403-2000
JPMorgan Chase Bank, N.A.	Email:	rgmason@wlrk.com
270 Park Avenue		jsnam@wlrk.com
New York, New York 10017
Attention: Peter Thauer
Facsimile: (212) 270-5127

Dated: December 15, 2010

Respectfully submitted,

American Media, Inc.

American Media Operations, Inc.

American Media Consumer Entertainment, Inc.

American Media Consumer Magazine Group, Inc.

American Media Distribution & Marketing Group, Inc.

American Media Mini Mags, Inc.

American Media Newspaper Group, Inc.

American Media Property Group, Inc.

Country Music Media Group, Inc.

Distribution Services, Inc.

Globe Communications Corp.

Globe Editorial, Inc.

Mira! Editorial, Inc.

National Enquirer, Inc.

National Examiner, Inc.

Star Editorial, Inc.

Weider Publications, LLC

By:	/s/ Christopher Polimeni
Christopher Polimeni Executive Vice President, Chief Financial Officer and Treasurer